Exhibit 99.1

Journal Register Company Announces First Quarter 2004 Results;
Reaffirms 2004 Earnings Guidance

    TRENTON, N.J.--(BUSINESS WIRE)--April 16, 2004--Journal Register Company (NYSE: JRC) today reported net income of $10.2 million for the quarter ended March 28, 2004, as compared to net income of $9.8 million for the quarter ended March 30, 2003, an increase of 4.5 percent. Net income per diluted share was $0.24 for the quarter. Pre-tax net income for the quarter ended March 28, 2004 increased 9.4 percent to $16.8 million from $15.4 million in the prior year quarter.
    For comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2003 and 2004 acquisitions from the periods presented.
    Chairman, President and CEO Robert M. Jelenic stated, "We are very pleased with our first quarter financial results, which reflect strong advertising revenue growth and year-over-year increases in EBITDA and net income. Our classified advertising revenues, particularly in the employment and real estate categories, were very strong and led our overall results. Growth in our retail and national advertising revenue categories also contributed to our strong quarter."
    Continuing, Jelenic noted that, "We are particularly pleased with the advertising revenue performance of our flagship, the New Haven Register, which was up 8.4 percent during the first quarter. New Haven has historically led Journal Register Company during periods of economic improvement, and we are optimistic that the New Haven Register will continue to help drive our results."
    Total revenues for the quarter ended March 28, 2004 were $99.2 million. On a same-store basis, total revenues for the first quarter of 2004 were $98.9 million, as compared to first quarter 2003 revenues of $96.6 million.
    Total advertising revenues for the first quarter of 2004 increased
4.2 percent to $72.7 million, as compared to $69.8 million for the first quarter of 2003. On a same-store basis, advertising revenues for the first quarter of 2004 increased 3.9 percent to $72.4 million as compared to $69.8 million for the 2003 quarter.
    Retail advertising revenues on a same-store basis for the first quarter of 2004 increased 1.5 percent as compared to the prior year quarter. This is the Company's best retail advertising revenue performance since the third quarter of 2002. Three of the Company's six clusters reported year-over-year increases in same-store retail advertising revenues for the first quarter, with the Company's Capital-Saratoga, New York cluster reporting very strong growth, up
20.4 percent. The Company's Greater Philadelphia cluster also reported solid retail advertising revenue results for the quarter, up 3.7 percent as compared to the prior year quarter.
    Classified advertising revenue trends continued very strong in the first quarter. The Company has reported improvement in year-over-year quarterly classified advertising revenue trends each quarter since the first quarter of last year. Classified advertising revenue trends on a same-store basis increased 6.9 percent in the first quarter of 2004 as compared to the prior year quarter. Growth in overall classified advertising revenues was driven by continued strength in real estate advertising revenues, up 12.1 percent, and classified employment advertising revenues, up 11.8 percent. Classified employment advertising revenues have increased year-over-year for each of the past six periods, and the first quarter 2004 performance was the best year-over-year quarterly classified employment advertising revenue performance since the fourth quarter of 2000. Classified automotive advertising revenues, although down 4.6 percent for the quarter on a same-store basis as compared to the prior year quarter, improved in each period of the first quarter, with Period Three up 1.7 percent.
    Overall classified advertising revenue gains were led by the Company's Connecticut cluster, which was up 14.1 percent, with strength in classified employment and classified real estate advertising revenues. Classified employment and classified real estate advertising revenues in the Connecticut cluster were up 23.3 percent and 18.6 percent, respectively, each as compared to the prior year period. Classified advertising revenues for the quarter were also very strong in the Company's Greater Philadelphia cluster, up 5.8 percent, driven primarily by a 7.4 percent increase in classified real estate advertising revenues and a 5.5 percent increase in classified employment advertising revenues.
    National advertising revenues, on a same-store basis, were up 4.9 percent for the quarter ended March 28, 2004 as compared to the first quarter of 2003. Strength in the telecommunications category in the Company's Connecticut and Central New England clusters led the growth.
    The Company's circulation revenues were $22.5 million for the first quarter of 2004, as compared to $22.7 million in the first quarter of 2003.
    Online revenues for the first quarter of 2004 increased approximately 20.6 percent to $1.2 million as compared to the first quarter of 2003. The Company's websites generated approximately 32.1 million page views during the first quarter, an increase of 11.5 percent as compared to the prior year quarter.
    The Company reported EBITDA for the first quarter of $23.9 million, an increase of 3.0 percent as compared to EBITDA of $23.2 million in the first quarter of 2003.
    On a same-store basis, the Company's non-newsprint cash operating expenses for the first quarter of 2004 increased 1.9 percent as compared to the prior year quarter. The Company's newsprint expense increased 6.4 percent for the quarter as compared to the prior year quarter, on a same-store basis. This reflects an increase in unit cost of approximately 9.5 percent partially offset by a decrease in consumption.
    Executive Vice President and Chief Financial Officer Jean B. Clifton noted, "Our strict financial discipline and the strength of our business enable us to consistently generate strong financial results. For the first quarter, we capitalized on an improving economy to produce solid revenue growth while continuing our focus on cost containment. As a result, we reported a year-over-year increase in pre-tax income of 9.4 percent and an increase in our net income of 4.5 percent."
    Continuing, Clifton stated, "We also generated significant free cash flow, which was $14.0 million, or $0.33 per diluted share, for the first quarter of 2004. Our priorities for the allocation of our free cash flow continue to be strategic acquisitions, debt reduction and share repurchases."
    During the quarter ended March 28, 2004, Journal Register Company reduced its net debt outstanding by $22.9 million, taking net debt outstanding to $395.4 million.
    The Company's capital expenditures for the quarter were approximately $2.1 million and the Company continues to expect total capital expenditures to be approximately $16 million for the full year 2004.
    The Company's effective tax rate for the quarter ended March 28, 2004 and the Company's projected effective tax rate for the full year 2004 is 39.15 percent.
    As of April 15, 2004, the Company had 41.9 million shares of common stock outstanding.
    Jelenic said, "Looking at 2004, and based on our current projections, we expect to report earnings for the full year 2004 within the current range of analysts' estimates of $1.19 to $1.29 per diluted share."
    The Company's first quarter 2004 earnings conference call is scheduled for 11:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.
    Journal Register Company is a leading U.S. newspaper publishing company that owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 237 non-daily publications. Journal Register Company currently operates 152 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and material increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the following financial summary for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    Financial Summary follows.



                   JOURNAL REGISTER COMPANY
               CONSOLIDATED STATEMENTS OF INCOME
           (In thousands, except per share amounts)



                                                 Quarter Ended
                                            03/28/04        03/30/03
Revenues:
   Advertising                               $72,677         $69,757
   Circulation                                22,501          22,717
                                              ------          ------
Newspaper revenues                            95,178          92,474
Commercial printing and other                  3,980           4,158
                                              ------           -----
Total revenues                                99,158          96,632
Operating expenses:
   Salaries and employee benefits             39,249          38,850
   Newsprint, ink and printing charges         7,708           7,446
   Selling, general and administrative        13,474          12,965
   Depreciation and amortization               3,711           3,850
   Other                                      14,841          14,173
                                              ------          ------
Total operating expenses                      78,983          77,284
Operating income                              20,175          19,348
Net interest expense and other                (3,335)         (3,959)
                                             -------         -------
Income before provision for income taxes      16,840          15,389
Provision for income taxes                     6,593           5,586
                                               -----          ------
Net income                                   $10,247          $9,803
                                             =======          ======
Net income per common share:
   Basic                                       $0.25           $0.24
   Diluted                                     $0.24           $0.24
Weighted-average shares outstanding:
   Basic                                      41,767          41,437
   Diluted                                    42,571          41,664


Other Data:
----------
Net Income                                   $10,247          $9,803
     Add: Provision for income taxes           6,593           5,586
     Add: Net interest expense and other       3,335           3,959
                                               -----           -----
Operating income                             $20,175         $19,348
     Add: Depreciation and amortization        3,711           3,850
                                               -----           -----
   EBITDA                                     23,886          23,198
   EBITDA margin                                  24%             24%
     Less: Capital expenditures               (2,053)         (2,194)
     Less: Interest expense                   (3,309)         (3,936)
     Less: Cash taxes                         (4,546)         (4,001)
                                              -------         -------
   Free Class Flow                           $13,978         $13,067
   Free Cash Flow per diluted share            $0.33           $0.31


    Notes:
    1. Certain operating expenses related to certain of the Company's acquisitions have been reclassified in the 2003 first quarter to conform to the Company's general financial presentation. The reclassification had no impact on total operating expenses, operating income, EBITDA or net income.

    2. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the timing of such payment.

    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200